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Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A, of our report dated March 31, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of HealthLynked Corp. (the “Company’), as of and for the years ended December 31, 2024 and 2023, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which report appears in this Offering Circular, which is part of this Offering Statement on Form 1-A.

We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ RBSM LLP

Houston, TX
April 30, 2025